Exhibit 10.5

March, 28 2012

Stephanie McSwain
Vice President, Manufacturing
Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway
Mission Viejo, CA 92681

Dear Stephanie,

Thank you for your continued interest in Johnson Matthey Pharma Services (JMPS).  As a follow-up to your recent request, we are pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for Solid Form Screening and Characterization of 2318.C.

Please contact me if I can provide additional information or be of additional service.  We appreciate the opportunity to support your chemistry service needs and look forward to your feedback on this proposal.

All the Best,

/s/ Todd Stark
Todd Stark, Ph.D.

Manager, Business Development
Johnson Matthey Pharma Services

978-496-7088
tstark@jmusa.com

Proposal for Solid Form Screening and Characterization of 2318.C

Appendix 3 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Proposal Date:  March, 28 2012

Johnson Matthey Pharma Services (JMPS) is pleased to provide Aeolus Pharmaceuticals (Aeolus) with this proposal for Solid Form Screening and Characterization of 2318,C. JMPS will use commercially reasonable efforts to meet all milestones for the estimated fees as outlined in this proposal.  This proposal is based on technical information provided by Aeolus and other available technical information within the public literature and available at JMPS.

The project objective is to identify and characterize a desired form of 2318.C.  The table below provides a summary overview.

Summary

Proposal No: AEO-120223-1166
Stage #	Description		Service Fee	Est. Direct Expenses*	Est. Duration
1	Oxidation State Studies		$[…***…]	[…***…]	[…***…]
2	Solid Form Screening		$[…***…]	[…***…]	[…***…]
3	Structural Elucidation		$[…***…]	[…***…]	[…***…]
3	Material Testing		$[…***…]	[…***…]
		Total	$[…***…]	$[…***…]	[…***…]
* Service Fee includes […***…].

Introduction

1)	[…***…] 12 3

[…***…]

[…***…]

[…***…]

[…***…]

Stage 1 - Oxidation State Studies

[…***…]

Stage 2 – Solid Form Screening

Phase 1 - Batch Profiling and Design of Screening Experiments

The goal of this phase is to generate a comprehensive data package which fully characterizes the physical state of the starting solid and serve as a reference and baseline for the subsequent solid form screening work.  The following activities will be performed:

Phase 1-1- Characterization of the current lots that exist at JMPS
-	Assessment of crystallinity by X-ray powder diffraction (XRPD)
-	For each unique polymorph the following techniques will be used:
▪	Thermal analysis by Differential Scanning Calorimeter (DSC) and Thermal Gravimetric Analysis (TGA)
▪	Water content measurement
▪	Assessment of morphology using optical microscopy
-	Evaluation of oxidation state on crystal structure (identified by XRPD)

Phase 1-2- Solubility assessment of starting solid
-
A quantitative solubility assessment will be carried out in […***…] solvents, with diverse properties, and at […***…] different temperatures to provide information for crystallization experiments and design of solid form screening experiments.  The solvents that were used in the manufacturing of the solid will be included in the list.

Phase 1-3- Design of the polymorph screening experiments
-
Using the initial solubility data and structure of the molecule, up to […***…] solvents will be selected for the screening experiments4.  These will include cooling, evaporative and anti- solvent crystallizations, thermal treatment if needed, slurry of starting material and the amorphous form.

Phase 2 - Polymorph Screening

In this phase, an array of scientifically crafted experiments will be employed to look for possible polymorphs, solvates and hydrates.  The diverse solvents and conditions are intended to increase the chance of finding various polymorphs.  In a thermodynamic solution mediated transition the less stable polymorph converts to a more stable one.  Therefore, starting with an amorphous solid, which is at the highest level of energy, could potentially result in formation and isolation of the least stable form.  The following activities will be performed:

Phase 2-1- Generation of amorphous material
-	Various techniques such as rapid evaporation at high concentration will be employed in an attempt to make amorphous material. Producing and characterizing the amorphous form is

4 Mahmoud Mirmehrabi and Sohrab Rohani, 2005, “An Approach to Solvent Screening for Crystallization of Polymorphic Pharmaceuticals and Fine Chemicals”, Journal of Pharmaceutical Sciences, vol. 94, No. 7, 1560-1576

important in terms of IP protection and also increasing the chance of finding metastable forms.
-	The amorphous material will be characterized using XRPD, microscopy and DSC.

Phase 2-2- Screening experiments
The number and type of experiments are determined at Phase I.  These experiments will be conducted at mL scale consisting of:
-	Evaporative crystallization
-	Cooling crystallization
-	Anti-solvent crystallization
-	Thermal treatment for hydrates/solvates or enantiotropic/monotropic related forms
-	Slurry of the starting material and the amorphous form (if applicable)
-	Dry grinding and solvent drop grinding
During and after screening experiments, all of the recovered solids will be analyzed using XRPD.

Phase 3 - Polymorphs Characterization

At this point, sufficient quantities of each polymorph (up to […***…] most promising ones) should be prepared to enable full characterization of the new forms.  The reproducibility of each crystal structure (based on XRPD) will be assessed at this scale-up effort.  The results of characterization are required for patent application and IP protection.  This data will also be needed to establish the relative stability of different polymorphs and for selection of the most stable form for development.  The following activities will be performed:

Phase 3-1- Scale up of new crystal forms
-	About […***…] of each of the new forms (up to […***…]) will be produced and further characterized using the following techniques:
▪	Assessment of crystallinity by XRPD
▪	Thermal analysis by DSC and TGA
▪	Water content measurement
▪	Assessment of morphology using optical microscopy
▪	Assessment of the hygroscopicity using DVS
▪	Oxidation state
▪	Equilibrium solubility of forms in water
▪	Solid form stability at high humidity environment up to 7 days

Phase 3-2- Establish the thermodynamic relative stability of forms using one or all of the following techniques
-	Comparison of thermal properties of anhydrous forms, e.g. heat of fusion and melting point
-	Solubility differences
-	Determining whether the forms are enantiotropically or monotropically related.
-	Slurry stability of […***…] relevant forms at […***…] different temperatures and […***…] solvents

Phase 3-3- Establishing the hydration state of the preferable solid form
-
The most stable or otherwise preferable solid form will be freshly prepared from reaction mixture and then exposed to various levels of relative humidity to determine the equilibrium hydration state if such a state exists.

Stage 3 - Structural Elucidation

Several physico-chemical methods applicable for solid phase structural elucidation will be used to study the most desirable solid form of 2318.C.  These methods will provide “fingerprint” characteristics that could be used to evaluate the equivalency of any future 2318.C sample to this most favorable (standard) form.

[…***…]

Summary of Objectives:

•	Stage 1, to better understand the control of oxidation state prior to investigating different polymorphic forms of 2318.C
•	Stage 2, design and screen for different forms of 2318.C followed by isolation of the identified forms with polymorphic characterization
•	Stage 3, to better elucidate the structure for the identified most favorable form

Deliverables:

•	Weekly (or bi-weekly) updates
•	Final report with a list of all experiments performed, data interpretation, conclusions and, recommendations

Timeline:

•	Stage 1: […***…]
•	Stage 2: […***…] - starts after Stage 1
•	Stage 3: […***…] - starts after Stage 2

JMPS will use commercially reasonable efforts to achieve the deliverables as outlined in this proposal.  This estimate is based on a specific scope of work that was developed using technical information provided by Aeolus.  Project objectives or technical details may differ from those assumed in this estimate.  If a significant difference occurs from the originally proposed scope of work or with the actual technical details from those assumed, JMPS will assess the impact of such a change and inform Aeolus.  JMPS and Aeolus will promptly and in good faith develop and agree to a modified project plan to ensure that project delays are avoided or minimized.  If these changes result in additional cost, Aeolus must authorize the additional cost in writing prior to implementation.

JMPS will schedule resources and order materials upon acceptance of this proposal.  Scheduling is contingent on prevailing staff commitments, raw material, and equipment availability.  Aeolus will be notified of the expected start date as soon as is practical.  JMPS will appoint a project leader to oversee the work and serve as the primary technical liaison with Aeolus.  Project updates will be submitted weekly and conference calls will be arranged on a frequency agreed upon by both parties.

JMPS offers to perform Stage 1 and Stage 2 on a Fixed Fee basis.  Stage 3 is provided on a Fixed Fee basis for labor plus direct expenses for outsourced materials testing.  For clarity, the fees for Stages 1 and 2 are fixed as is the labor fee for Stage 3.  The materials testing portion of Stage 3 is variable and we have provided an estimate of its cost here.  The direct expenses for Stage 3 material testing will be billed as direct expenses at cost.

Notwithstanding anything to the contrary, upon acceptance of this proposal, Aeolus will be invoiced a deposit of […***…]% in the amount of $[…***…].  Deposits will be credited proportionally against the final invoice for each stage.  Invoices for fixed fee work are issued upon completion of stage deliverables.  Direct expenses not included in the fixed fees will be invoiced monthly.  Invoices are payable within thirty (30) days from the date of issuance.  Materials will be shipped from JMPS’s facility F.C.A (Incoterm 2010) within 30 days of project completion.

All work specified in this proposal is subject to the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals dated February 16, 2011.  This proposal is valid for thirty (30) days from the preparation date.

AUTHORIZATION

Appendix 3 to the Research and Manufacturing Agreement Dated:  February 16, 2011

Proposal for Solid Form Screening and Characterization of 2318.C

AEO-120223-1166

This proposal, including all work and material provided by JMPS hereunder, shall be governed by the Research and Manufacturing Agreement between Johnson Matthey Pharma Materials dba Johnson Matthey Pharma Services and Aeolus Pharmaceuticals.  By its signature below, Aeolus Pharmaceuticals hereby authorizes Johnson Matthey Pharma Services to perform the work detailed in this proposal subject to the Research and Manufacturing Agreement dated February 16, 2011.

For:  Aeolus Pharmaceuticals

/s/ John L. McManus	Date: 4/30/12
Signature

John L. McManus
Printed Name

For:  Johnson Matthey Pharmaceutical Materials, Inc. d/b/a Johnson Matthey Pharma Services

/s/ Jayachandra Reddy, Ph.D.	Date: April 30, 2012
Jayachandra Reddy, Ph.D. General Manager